Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

DT House Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value $0.001 per share	457(o)			$8,625,000	0.0001531	$1,320.49
Fees to Be Paid	Equity	Ordinary Shares, par value $0.001 per share (3)	457(a)	654,938	$5.00	$3,274,690	0.0001531	$501.36
Fees Previously Paid								-
	Total Offering Amounts					$11,899,690		$1,822.00
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,822.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional ordinary shares, par value $0.001 per share, of the registrant (the “Ordinary Shares”), as may be issued or issuable because of share splits, share dividends and similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act. Includes the Ordinary Shares that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	Represents Ordinary Shares registered for resale on this registration statement by the selling shareholder named in this registration statement or their permitted transferees. The proposed maximum aggregate offering price of such Ordinary Shares is based on the high end of the price range, or $5.00 per share, of the Ordinary Shares offered in the initial public offering.